UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2017

INNSUITES HOSPITALITY TRUST

(Exact Name of Registrant as Specified in Charter)

Ohio	001-07062	34-6647590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

InnSuites Hotels Centre, 1625 E. Northern Avenue,
Suite 105, Phoenix, AZ	85020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (602) 944-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 19, 2017, InnSuites Hospitality Trust (the “Trust”) received a letter from the NYSE MKT LLC (f/k/a AMEX) (the “NYSE MKT”) informing the Trust that the staff of the NYSE MKT’s Corporate Compliance Department has determined that the Trust is not in compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide due to the Trust having stockholders’ equity of less than $6.0 million and net losses from continuing operations in its five most recent fiscal years ended January 31, 2016.

The NYSE MKT’s letter informed the Trust that, to maintain its listing, it must submit a plan of compliance by February 20, 2017, addressing how it intends to regain compliance with the NYSE MKT’s continued listing standards within the maximum potential 18-month plan period available (the “Plan Period”). Elements of the compliance plan may include the sale of one or more of its assets (Management believes IHT hotels have a much lower book value than market value), sale of additional Trust stock at market value, sale of minority interest in specific hotel properties and/or anticipated continuation of the current operational upward current trends in hotel gross operating profits. The NYSE MKT’s letter provides that if the plan submitted by the Trust is accepted by the NYSE MKT, the Trust may be able to continue its listing during the Plan Period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the Trust’s plan.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of InnSuites Hospitality Trust, dated January 24, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

By:	/s/ Adam B. Remis
Adam B. Remis
Chief Financial Officer

Date: January 24, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of InnSuites Hospitality Trust, dated January 24, 2017.